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                                                                   EXHIBIT 5.1

                                                                  May 24, 2002



Carlisle Companies Incorporated
13925 Ballantyne Corporate Place
Suite 400
Charlotte, North Carolina 28277

      Re:   Registration of Securities

Ladies and Gentlemen:

      Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") filed on or about the date hereof by Carlisle Companies Incorporated, a Delaware corporation (the "Company") and Carlisle Capital Trust One, a Delaware statutory business trust (the "Trust"). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 145 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of up to $400,000,000 of securities in one or more series as follows: (i) debt securities of the Company ("Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness, which may be unsubordinated or subordinated to certain other obligations of the Company, (ii) shares of the Company's common stock, $1 par value per share (the "Common Stock"), (iii) shares of the Company's preferred stock, $1 par value per share (the "Preferred Stock"), and
(iv) Trust Preferred Securities of the Trust (the "Trust Preferred Securities"), and related guarantees by the Company (individually, a "Trust Guarantee," and collectively the "Trust Guarantees" and together with the Debt Securities, the Common Stock, the Preferred Stock, and the Trust Preferred Securities, the "Securities").

      As General Counsel and Secretary of the Company, I am familiar with its Restated Certificate of Incorporation and By-Laws and with the affairs of the Company. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.

      Based on the foregoing, it is my opinion that:

      1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

      2. When (i) the registration requirements of the Securities Act have been complied with, (ii) the indenture between the Company and the Trustee pursuant to which the Debt Securities are to be issued (the "Indenture") has been qualified under the United States Trust Indenture Act of 1939, as amended (the "TIA"), (iii) the form or forms of the Debt Securities and the final terms thereof have been fully approved or established by appropriate corporate

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action taken by the Company and in accordance with the terms of the Indenture, and (iv) the Debt Securities have been duly executed, authenticated, completed, issued and delivered against payment therefor in accordance with such corporate action, the Indenture and in the manner contemplated by the Registration Statement, the Debt Securities will thereupon be legally issued and binding obligations of the Company.

      3. When (i) the registration requirements of the Securities Act have been complied with, (ii) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of the Common Stock and (iii) Common Stock with such terms are duly executed, attested, issued and delivered by duly authorized officers of the Company against payment in the manner provided for in such corporate action, the Common Stock will be validly issued, fully paid and non-assessable.

      4. When (i) the registration requirements of the Securities Act have been complied with, (ii) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of the Preferred Stock and (iii) Preferred Stock with such terms are duly executed, attested, issued and delivered by duly authorized officers of the Company against payment in the manner provided for in such corporate action, the Preferred Stock will be validly issued, fully paid and non-assessable.

      5. When (i) the registration requirements of the Securities Act have been complied with, (ii) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of the Trust Guarantees with respect to the Trust Preferred Securities to be issued by the Trust, (ii) the applicable guarantee agreement pursuant to which the Trust Guarantees are to be issued has been qualified under the TIA and the related Trust Guarantee has been duly executed and authenticated in accordance with the provisions of the applicable guarantee agreement, (v) the Trust's declaration of trust has been qualified under the TIA and has been duly executed and delivered by the Company and the other parties thereto, (vi) making and performing the Trust Guarantees is necessary or convenient to the conduct, promotion or attainment of the business of the Company, and (vii) such Trust Preferred Securities shall have been duly authorized for issuance by the Trust's declaration of trust, and duly executed, issued and delivered by duly authorized trustees of the Trust against payment of the consideration therefor and authenticated by the trustee for the Trust Guarantees, all in the manner provided for in the declaration of trust, such Trust Guarantees will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.



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      For purposes of the relevant opinions above, I have assumed that (i) the
Trust Preferred Securities will have been validly issued and will be fully paid and non-assessable and (ii) the declaration of trust of the Trust has been duly authorized, executed and delivered by, and constitutes a valid, binding and enforceable obligation of, the parties thereto and that the Trust has been duly organized and are validly existing in good standing as business trusts under Delaware law.

      I am admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

      I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,



Steven J. Ford
Vice President, Secretary
  and General Counsel

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